Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF WESTERN GAS EQUITY PARTNERS, LP

This Certificate of Limited Partnership, dated September 12, 2012, has been duly executed and is filed pursuant to Sections 17-201 and 17-204 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership under the Act.

1.	The name of the limited partnership is:

Western Gas Equity Partners, LP

2.	The address of its registered office in the State of Delaware is:

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

3.	The name of its registered agent at the above address is:

The Corporation Trust Company

4.	The name and mailing address of its general partner is:

Western Gas Equity Holdings, LLC

1201 Lake Robbins Drive

The Woodlands, TX 77380

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the 12th day of September 2012.

WESTERN GAS EQUITY HOLDINGS, LLC

By:	/s/ Philip H. Peacock
Philip H. Peacock Vice President